UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): February 14, 2008

SLM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of formation)	File No. 001-13251 (Commission File Number)	52-2013874 (I.R.S. employer Identification No.)

12061 Bluemont Way, Reston, VA 20190	20190
(Address of registrant’s principal executive offices)	(zip code)
Registrant’s telephone number including area code: (703) 810-3000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 14, 2008, we reached agreement with Bank of America and JPMorgan Chase to extend the date upon which outstanding advances under the $30 billion asset-backed commercial paper conduit facilities entered into in connection with our terminated merger with a buyer group led by J.C. Flowers & Co., Bank of America and JPMorgan Chase (collectively, the “Interim ABCP Facility”) step up to a penalty rate. Under our agreement with Bank of America and JPMorgan Chase, the step-up date was extended from February 15, 2008 to a date that is the later to occur of (i) March 1, 2008 or (ii) if the Company's new asset-backed commercial paper facilities, also being arranged by Bank of America and JPMorgan Chase, are closed prior to March 1, 2008, the date that is the earlier of (x) 15 Business Days after the date the initial advance is made under those new facilities and (y) 15 Business Days prior to April 24, 2008. The Company expects the initial closing on the new ABCP facilities to occur before the end of February 2008 and to ultimately obtain $35 billion of committed funding under the facilities. In the event amounts outstanding under the Interim ABCP Facility are not repaid by the Company in full prior to its termination date, the Interim ABCP Facility will terminate on April 24, 2008, which is 90 days following the previously announced termination of the merger agreement on January 25, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
By:	/s/ MICHAEL E. SHEEHAN
Name:	Michael E. Sheehan
Title:	Senior Vice President

Dated: February 15, 2008